UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 21, 2008

MOTHERS WORK, INC.

(Exact name of Registrant as specified in Charter)

Delaware	0-21196	13-3045573
(State or Other Jurisdiction of Incorporation or Organization)	Commission File number	(I.R.S. Employer Identification Number)

456 North 5th Street

Philadelphia, PA 19123

(Address of Principal Executive Offices)

(215) 873-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.                                          Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective July 23, 2008, the Company promoted Judd P. Tirnauer, the Company’s current Vice President-Finance (the “Executive”), to the office of Senior Vice President-Chief Financial Officer.  In connection with the promotion of the Executive, Edward M. Krell, who has served as the Company’s Chief Operating Officer & Chief Financial Officer, will retain the title Chief Operating Officer, which he has held since May 2007.  In connection with the Executive’s appointment, the Company and the Executive executed an Employment Agreement (the “Employment Agreement”) and a Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”).  The appointment and related matters were approved by the Company’s Board of Directors on July 21, 2008.  A press release issued by the Company announcing the appointment is filed with this Current Report on Form 8-K as Exhibit 99.1.

The Employment Agreement provides that the Executive’s annual base salary will be $325,000.  The Executive’s target cash bonus opportunity under the Employment Agreement is set at 50% of his base salary and this will be his target cash bonus opportunity for the fiscal year ending September 30, 2008.  The Executive’s fiscal year 2008 bonus opportunity is governed by the Company’s Management Incentive Program (the “MIP”).  Consistent with the other senior executives of the Company, the performance goals for the Executive’s fiscal year 2008 annual cash bonus under the MIP are specified levels of “Adjusted EBITDA,” which represents earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of: (i) loss on impairment of tangible or intangible assets; (ii) gain or loss on disposal of assets; and (iii) stock-based compensation expense.  The Executive’s minimum annual cash bonus for the fiscal year 2008 will be $0, the target annual cash bonus for the fiscal year 2008 will be $162,500, and the maximum annual cash bonus will be $325,000.  Because payouts under the MIP depend on future corporate performance, the actual amounts the Company will pay under the MIP for fiscal year 2008 are not yet determinable.

Upon a termination without cause or a resignation with good reason, the Executive will be entitled to the following severance benefits: (a) payment of any annual bonus otherwise payable (but for the cessation of the Executive’s employment) with respect to any prior year, (b) payment of a pro-rata annual bonus for the year of termination; (c) monthly severance payments equal to one-twelfth of the Executive’s base salary for a period equal to 12 months; and (d) waiver of the applicable premium otherwise payable for COBRA continuation coverage for the Executive (and his eligible dependents) for a period equal to 12 months.  However, if the termination without cause or a resignation with good reason occurs within one year after a change of control, in that case the duration of the severance benefits referenced in (c) and (d) above will be increased from 12 to 18 months.

The Restrictive Covenant Agreement contains certain non-hire and non-solicitation provisions which operate during employment and for twenty-four (24) months after cessation of the Executive’s employment with the Company for any reason.   The Restrictive Covenant Agreement also contains certain non-competition covenants pursuant to which the Executive is not permitted to hold an ownership position in, or provide services to, competitors of the

Company during employment and for twenty-four (24) months after cessation of the Executive’s employment with the Company for any reason. In connection with the appointment, the Executive received a grant of 5,000 shares of restricted common stock (the “Restricted Stock Award”) pursuant to a Restricted Stock Award Agreement (the “Restricted Stock Award Agreement”).  The Restricted Stock Award was granted under the Company’s 2005 Equity Incentive Plan (as amended and restated) and is subject to 5-year time-based vesting, with the first portion vesting on the first anniversary of the date of grant.  Immediately prior to a change of control, any unvested shares issued in connection with this Restricted Stock Award will vest, provided the Executive remains in continuous service with the Company through the completion of the change of control.

The foregoing descriptions are qualified in their entireties by reference to the full texts of the Employment Agreement, the Restrictive Covenant Agreement and the Restricted Stock Award Agreement, which documents are each filed with this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3, respectively.

Item 9.01               Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement with Judd P. Tirnauer dated July 23, 2008.
10.2	Restrictive Covenant Agreement with Judd P. Tirnauer dated July 23, 2008.
10.3	Restricted Stock Award Agreement with Judd P. Tirnauer dated July 23, 2008.
99.1	Press release of Mothers Work, Inc. issued July 24, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: July 25, 2008	MOTHERS WORK, INC.

	By:	/s/ Edward M. Krell
Edward M. Krell
Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement with Judd P. Tirnauer dated July 23, 2008.
10.2	Restrictive Covenant Agreement with Judd P. Tirnauer dated July 23, 2008.
10.3	Restricted Stock Award Agreement with Judd P. Tirnauer dated July 23, 2008.
99.1	Press release of Mothers Work, Inc. issued July 24, 2008.